MINERAL OPTION AMENDING AGREEMENT

HAWTHORNE GOLD CORP.

and

AMERICAN BONANZA GOLD CORP.

Dated December 22, 2008

PART 1 INTERPRETATION 2
Definitions 2
Interpretation 3
Exhibits 3

PART 2 AMENDMENT 3
Amendment 3
Idem 6

PART 3 REPRESENTATIONS, WARRANTIES AND COVENANTS 6
Hawthorne's Representations, Warranties and Covenants 6
American Bonanza's Representations, Warranties and Covenants 7
Waiver and Survival 8

PART 4 REGULATORY APPROVAL AND STATUTORY HOLD PERIOD 8
Regulatory Approval 8
Hold Period 8

PART 5 MISCELLANEOUS 8
Governing Law 8
Notices 9
Time of the Essence 9
Further Acts 9
Entire Agreement 9
Invalidity 10
Counterparts 10
Execution - Authorized Officer to Sign 10

EXHIBIT "A" – MINERAL PROPERTY OPTION AGREEMENT

EXHIBIT "B" – FIRST AMENDING AGREEMENT

MINERAL OPTION AMENDING AGREEMENT

THIS AGREEMENT dated effective the 22nd day of December, 2008.

BETWEEN:

HAWTHORNE GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia with an office for business at Suite 1580, One Bentall Centre, 505 Burrard Street, Box 72, Vancouver, British Columbia, V7X 1M5

(“**Hawthorne**”)

OF THE FIRST PART

AND:

AMERICAN BONANZA GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia with an office for business at Suite 305 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(“**American Bonanza**”)

OF THE SECOND PART

WHEREAS:

(A) American Bonanza and Cusac Gold Mines Ltd. (“**Cusac**”) entered into a Mineral Property Option Agreement dated June 7, 2007 (the “**Option Agreement**”), attached as Exhibit “A” hereto;

(B) Pursuant to the Option Agreement, American Bonanza granted Cusac the exclusive option (the “**Option**”) to acquire a 100% right, title and interest in and to 46 contiguous mineral tenures comprising approximately 2,325 hectares located in the Liard Mining Division, Province of British Columbia, which are more particularly described in Schedule “A” to the Option Agreement;

(C) Pursuant to an agreement dated December 18, 2007 among Cusac, Hawthorne and American Bonanza (the “**First Amending Agreement**”), attached as Exhibit “B” hereto, American Bonanza consented to the assignment of the Option and all of Cusac’s right, title and interest in and to the Option Agreement to Hawthorne and the parties thereto amended certain terms of the Option Agreement;

(D) Pursuant to a statutory plan of arrangement effective on April 15, 2008, Hawthorne acquired all of the outstanding securities of Cusac and Cusac amalgamated with a wholly-owned subsidiary of Hawthorne; and

(E) Hawthorne and American Bonanza wish to further amend the terms of the Option Agreement on the terms and conditions more particularly described herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

PART 1

INTERPRETATION

Definitions

1.1 For the purposes of this Agreement, except as otherwise expressly provided herein, the following words and phrases will have the following meanings:

(a) "**Agreement**" means this Mineral Option Amending Agreement and the Exhibits hereto;

(b) "**American Bonanza**" has the meaning set forth on page one hereof;

(c) "**Cusac**" has the meaning set forth in Recital (A) hereof;

(d) "**Exchange**" means the TSX Venture Exchange;

(e) "**First Amending Agreement**" has the meaning set forth in Recital (C) hereof;

(f) "**Hawthorne**" has the meaning set forth on page one hereof;

(g) "**Hawthorne Shares**" has the meaning set forth in §2,2;

(h) "**Option**" has the meaning set forth in Recital (B) hereof;

(i) "**Option Agreement**" has the meaning set forth in Recital (A) hereof;

(j) "**Party**" means either Hawthorne or American Bonanza as the context dictates and "**Parties**" means both Hawthorne and American Bonanza; and

(k) "**person**" means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or a trustee, executor, administrator or other legal representative.

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) the words "**herein**", "**hereof**", and "**hereunder**" and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Exhibit;

(b) a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c) where the phrase "**to the best knowledge of**" or phrases of similar import are used in respect of the Parties, it will be a requirement that the Party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such Party to make the statement or disclosure;

(d) a reference to "$" is to Canadian currency;

(e) the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions; and

(f) words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Exhibits

1.3 The following Exhibits are attached to and form an integral part of this Agreement:

Exhibit "A" – Option Agreement

Exhibit "B" – First Amending Agreement

PART 2

AMENDMENT

Amendment

2.1 §4.2(a) of the Option Agreement is deleted in its entirety and replaced with the following:

"4.2(a) pay to the Optionor a total of Three Million Dollars ($3,000,000), in cash, in the amounts and at the times as follows:

(i) One Million Dollars ($1,000,000) on or before December 22, 2007; and

(ii) an additional Two Million Dollars ($2,000,000) on or before June 22, 2008."

2.2 §4.2(b) of the Option Agreement is deleted in its entirety and replaced with the following:

"4.2(b) issue to the Optionor Six Million Seven Hundred and Fifty Thousand (6,750,000) common shares in the capital of the Optionee (the "Hawthorne Shares") within five business days of the receipt of regulatory approval for such issuance."

2.3 §4.3 of the Option Agreement is deleted in its entirety and all references to the term "Feasibility Payment" contained in the Option Agreement are deleted.

2.4 §4.5 of the Option Agreement is deleted in its entirety and replaced with the following:

"4.5 Exercise of Option. The Optionee may in its sole discretion at any time accelerate the cash and share consideration described in §4.2 to exercise the Option and thereby earlier acquire its interest in the Property. If the Optionee makes the payments described in §4.2, it will, without any further act or payment, have and be deemed for all purposes to have exercised the Option."

2.5 §4.7 of the Option Agreement is deleted in its entirety and replaced with the following:

"4.7 Voting Securities Issued to Optionor. The Optionor agrees and covenants with the Optionee that, with respect to the Hawthorne Shares issued by the Optionee to the Optionor hereunder for so long as such shares represent not less than 2% of the outstanding shares of the Optionee:

(a) the Optionor will not at any meeting of the shareholders of the Optionee, or on a resolution in lieu of a meeting, vote those shares in opposition to the nominees of management of the Optionee;

(b) the Optionor will not, at any meeting of the shareholders of the Optionee as on a resolution in lieu of a meeting, vote these shares in opposition to the recommendations of management, save for and except that the provisions of this subsection 4.7(b) do not apply to a recommendation of management for a "related party transaction" as such term is defined by Multilateral Instrument 61-101 – *Protection of Minority Security Holders in Special Transactions*;

(c) the Optionor, with respect to any meeting of the shareholders of the Optionee called to elect directors for the Optionee, will neither nominate nor support the nomination of any slate of directors nominated to compete with the slate of directors nominated by management of the Optionee; and

(d) notwithstanding the foregoing, nothing in this Agreement shall restrict the Optionor, in its sole discretion, from selling or otherwise dealing with the shares received as consideration hereunder upon expiration of the statutory hold period therefor, provided that, the Optionor first provide the Optionee a right of first refusal to find a purchaser for such shares on the terms and conditions set out below:

(i) the Optionor has agreed to certain voluntary limitations on its resales of the Hawthorne Shares. These provisions shall be effective until the earlier of (a) the expiry of 24 months from the date the Hawthorne Shares are issued and (b) the date the Optionor holds less than 2% of the outstanding shares of the Optionee (the "Cooperative Period"),

(ii) the Optionor further acknowledges that as long as it holds 20% or more of the Optionee's common shares it will be subject, as a control person as defined by the *Securities Act* (British Columbia), to the requirement to provide seven days' prior notice of any proposed sale of shares in accordance with the requirements of the *Securities Act* (British Columbia), and

(iii) if during the Cooperative Period the Optionor wishes to sell or transfer any of the Hawthorne Shares, the Optionor must first advise the Optionee in writing of its intent to sell the shares and offer those shares to the Optionee on the same terms it proposes to sell them disclosing all details of the proposed sale. The Optionee, or its nominee, must advise the Optionor within 15 days of its intention to purchase the offered shares on substantially the same terms of which the Optionee was notified failing which the Optionor shall be free to complete the sale on terms no less favourable to it than those of which it notified the Optionee and where sold in market at such price as may be obtained at the time of sale. If for any reason the sale does not complete, such offered shares shall thereupon again be subject to the Optionee's right of first refusal."

2.6 §4.9 of the Option Agreement is deleted in its entirety and replace with the following:

"4.9 Exercise of Option. If and when the Option has been exercised, a 100% undivided right, title and interest to the Property will thereupon vest in the Optionee free and clear of all liens, charges, encumbrances and claims, save and except for the Underlying Royalty.

Upon exercise of the Option the Optionee agrees to accept an assignment of the Underlying Agreement and all obligations thereunder, which the Optionor covenants in paragraph 2.1(i) to consist solely of the Underlying Royalty, and to hold the Optionor

harmless from any claim under it with respect to the Underlying Royalty. From the time the Optionee exercises the Option, should the Optionee do so, the Optionee shall have acquired the Property absolutely and will indemnify the Optionor for any and all environmental and other claims of any kind or nature made in respect of the Property or activities in connection therewith."

2.7 The Option Agreement, as amended by the First Amending Agreement and as further amended herein, shall continue in full force and effect.

Idem

2.8 For the avoidance of doubt, the Parties acknowledge and agree that Hawthorne has paid to American Bonanza all required cash payments to exercise the Option and upon Hawthorne issuing to American Bonanza the Hawthorne Shares, Hawthorne will have exercised the Option.

PART 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

Hawthorne's Representations, Warranties and Covenants

3.1 Hawthorne represents, warrants and covenants with American Bonanza that:

(a) Hawthorne has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) Hawthorne has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by Hawthorne;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of Hawthorne, any shareholders' or directors' resolutions, or of any indenture, other agreement, written or oral, to which Hawthorne may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which Hawthorne is bound, or any statute or regulation applicable to Hawthorne;

(d) the Hawthorne Shares will, at the time of delivery to American Bonanza, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any liens, charges or encumbrances;

(e) on the date of receipt by American Bonanza of the certificate or certificates representing the Hawthorne Shares, every consent, approval, authorization, order or agreement of the Exchange that is required for the issuance of the Hawthorne Shares, as

applicable, and the delivery to American Bonanza of such certificate or certificates to be valid will have been obtained and will be in effect; and

(f) the Hawthorne Shares are, and will be part of a class of shares of Hawthorne that is currently listed and posted for trading on the Exchange and, at the time of the delivery of the certificates representing the Hawthorne Shares, as applicable, to American Bonanza, will have been approved and reserved for listing on the Exchange, subject only to fulfilment of the requirements of the Exchange.

American Bonanza's Representations, Warranties and Covenants

3.2 American Bonanza represents, warrants and covenants with Hawthorne that:

(a) American Bonanza has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) American Bonanza has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by American Bonanza;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of American Bonanza, any shareholders' or directors' resolutions, or of any indenture, other agreement, written or oral, to which American Bonanza may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which American Bonanza is bound, or any statute or regulation applicable to American Bonanza;

(d) the Option Agreement and the First Amending Agreement are valid and subsisting agreements;

(e) to the best of knowledge of American Bonanza, the Taurus Property is free and clear of all liens, charges, and encumbrances, except as set out in the Option Agreement;

(f) Subject to the Underlying Royalty, American Bonanza is the beneficial owner of a 100% undivided interest in and to the Taurus Property and has the right to dispose of and to give good marketable title to Hawthorne of a 100% right, title and interest in and to the Taurus Property, free and clear of all liens, charges and encumbrances, except as described in the Option Agreement; and

(g) there is no litigation, proceeding or investigation pending or threatened against American Bonanza respecting the Option Agreement or the Taurus Property, nor does the American Bonanza know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the Option Agreement or the Taurus Property.

Waiver and Survival

3.3 Each representation and warranty provided herein is for the exclusive benefit of the party to or with whom or which it is given, and a misrepresentation or breach of warranty may be waived by that party in whole or in part at any time without prejudice to that party's rights in respect of any other misrepresentation or breach of the same or any other representation or warranty, and the representations and warranties contained herein will survive the execution hereof.

PART 4

REGULATORY APPROVAL AND STATUTORY HOLD PERIOD

Regulatory Approval

4.1 The Parties acknowledge and agree that their respective rights and obligations hereunder are subject to acceptance of a filing to be made in respect of this Agreement by the Exchange.

4.2 The Parties will use reasonable commercial efforts to have this Agreement and the issuance of the Hawthorne Shares accepted by the Exchange immediately following execution of this Agreement.

4.3 Hawthorne will use its reasonable commercial efforts to issue the Hawthorne Shares to American Bonanza on or before December 31, 2008.

Hold Period

4.4 All securities issued by Hawthorne to American Bonanza pursuant to this Agreement will be subject to such resale restrictions and hold periods as may be imposed by applicable securities legislation and the policies of the Exchange.

PART 5

MISCELLANEOUS

Governing Law

5.1 This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the Courts of the Province of British Columbia.

Notices

5.2 All notices, requests, demands or other communications by the parties required or permitted to be given by one party to another will be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other party as follows:

(a) if to Hawthorne at:

Suite 1590, One Bentall Centre
505 Burrard Street, Box 72
Vancouver, British Columbia, V7X 1M5

Attention: Patrick McGrath
Facsimile: (604) 629-0923

(b) if to American Bonanza at:

Suite 305 – 675 West Hastings Street
Vancouver, British Columbia, V6B 1N2

Attention: Giulio Bonifacio
Facsimile: (604) 676-2461

or at such other address or telecopier number as may be given by any Party to the other in writing from time to time and such notices, requests, demands or other communications will be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and received at or prior to 5:00 p.m. local time and if not on the next business day (any day that is not Saturday, Sunday or a statutory holiday in Vancouver, British Columbia) and if mailed, on the date received as certified.

Time of the Essence

5.3 Time will be of the essence of this Agreement and of every Part hereof and no extension nor variation of this Agreement will operate as a waiver of this provision.

Further Acts

5.4 The Parties shall do such further and other acts and execute such further and other documents as may be necessary to carry out the true intent and purposes of this Agreement fully and effectively.

Entire Agreement

5.5 This Agreement constitutes the entire agreement among the Parties with respect to all of the matters herein. This Agreement supersedes any and all agreements, understandings and representations made among the Parties prior to the date hereof. This Agreement will not be amended except by a memorandum in writing signed by all of the Parties and any amendment

hereof will be null and void and will not be binding upon any party which has not given its consent as aforesaid.

Invalidity

5.6 In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof will be severable from the remainder of this Agreement.

Counterparts

5.7 This Agreement may be executed in counterparts, in original form or by electronic facsimile, each of which will be deemed to be an original, and all of which taken together will constitute a single instrument, with the same effect as if the signatures thereto were upon the same instrument.

Execution - Authorized Officer to Sign

5.8 Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, by binding on that Party in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HAWTHORNE GOLD CORP.

Per: ______________________________

Authorized Signatory
Name: Patrick McGrath
Title: CFO

AMERICAN BONANZA GOLD CORP.

Per: ______________________________

Authorized Signatory
Name:
Title:

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HAWTHORNE GOLD CORP.

Per: ______________________________
Authorized Signatory
Name:
Title:

AMERICAN BONANZA GOLD CORP.

Per: ______________________________
Authorized Signatory
Name: GIULIO BONIFACIO
Title: DIRECTOR

EXHIBIT "A"

MINERAL PROPERTY OPTION AGREEMENT

This is Exhibit "A" to the Mineral Option Amending Agreement between Hawthorne Gold Corp. and American Bonanza Gold Corp. dated effective the 22nd day of December, 2008.

See Exhibit "A" of Exhibit "B" hereof.

EXHIBIT "B"

FIRST AMENDING AGREEMENT

This is Exhibit "B" to the Mineral Option Amending Agreement between Hawthorne Gold Corp. and American Bonanza Gold Corp. dated effective the 22nd day of December, 2008.

[SEE NEXT PAGE]

OPTION ASSIGNMENT AND AMENDING AGREEMENT

THIS AGREEMENT dated effective the 18th day of December, 2007.

AMONG:

CUSAC GOLD MINES LTD., a corporation incorporated under the laws of the Province of British Columbia with an office for business at Suite 1600 – 409 Granville Street, Vancouver, British Columbia, V6C 1T2

(the "**Assignor**")

AND:

HAWTHORNE GOLD CORP., a corporation existing under the laws of the Province of British Columbia with an office at Suite 1818 – 701 West Georgia Street, Vancouver, British Columbia, V7Y 1C6

(the "**Assignee**")

AND:

AMERICAN BONANZA GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia with an office for business at Suite 305 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(the "**Optionor**")

WHEREAS:

(A) The Optionor and the Assignor entered into a Mineral Property Option Agreement dated June 7, 2007 (the "**Option Agreement**"), attached as Exhibit "A" hereto;

(B) Pursuant to the Option Agreement, the Optionor granted the Assignor the exclusive option (the "**Option**") to acquire a 100% right, title and interest in and to 46 contiguous mineral tenures comprising approximately 2,325 hectares located in the Liard Mining Division, Province of British Columbia, which are more particularly described in Schedule "A" to the Option Agreement (the "**Taurus Property**");

(C) The Assignor wishes to assign the Option and all of the Assignor's right, title and interest in and to the Option Agreement to the Assignee; and

(D) The Optionor and the Assignor wish to amend the terms of payment as set out in Subsection 4.2(a) of the Option Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of $10.00, now paid by the Assignee to the Assignor and to the Optionor, and the mutual covenants, agreements and premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

PART 1
CONSENT AND ASSIGNMENT

Consent

1.1 The Optionor hereby consents to the Assignor's assignment of the Option to the Assignee and all of the Assignor's right, title and interest in and to the Option Agreement and all benefits to be derived therefrom as of the day and year first above written.

Assignment

1.2 The Assignor hereby assigns the Option to the Assignee and all of its right, title and interest in and to the Option Agreement and all benefits to be derived therefrom subject to the observance and performance by the Assignee of the terms and conditions of the Option Agreement on the part of the Assignor to be performed, and the observance and performance of the terms and conditions of this Option Assignment and Amending Agreement (the "**Agreement**") on the part of the Assignee and the Assignor to be performed (the "**Assignment**").

PART 2
AMENDMENT

Amendment

2.1 Subsection 4.2(a) of the Option Agreement is deleted in its entirety and replaced with the following:

> "4.2(a) pay to the Optionor a total of Six Million Dollars ($6,000,000), in cash, in the amounts and at the times as follows:
>
> > (i) One Million Dollars ($1,000,000) on or before December 22, 2007;
> >
> > (ii) an additional Two Million Dollars ($2,000,000) on or before June 22, 2008;

(iii) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before June 22, 2009; and

(iv) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before December 22, 2009;"

2.2 Subsection 4.2(b) (ii) of the Option Agreement is deleted in its entirety and replaced with the following:

"issue to the Optionor Two Hundred and Fifty Thousand (250,000) common shares of the Assignee on December 22, 2008, of which the Optionor can only sell 25,000 common shares in any given month, subject to applicable resale restrictions; and"

2.3 Subsection 4.4 of the Option Agreement is deleted in its entirety.

2.4 Subsection 4.6 of the Option Agreement is deleted in its entirety.

2.5 Any capitalized terms not otherwise defined herein shall have the meaning given to them in the Option Agreement.

2.6 The Option Agreement, amended as provided for herein, shall continue in full force and effect.

PART 3
REPRESENTATIONS, WARRANTIES AND COVENANTS

Assignor's Representations, Warranties and Covenants

3.1 The Assignor represents and warrants to and covenants with the Assignee and the Optionor that:

(a) the Assignor has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) the Assignor has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Assignor;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Assignor, any shareholders' or directors' resolutions, or of any indenture, other agreement, written or oral, to which the Assignor may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignor is bound, or any statute or regulation applicable to the Assignor;

(d) the Option Agreement is a valid and subsisting agreement;

(e) there are no current defaults or acts by the Assignor under the Option Agreement which have or would permit the Optionor to terminate the Option Agreement;

(f) to the best of knowledge of the Assignor, the Taurus Property is free and clear of all liens, charges, and encumbrances, except as set out in the Option Agreement;

(g) to the best of knowledge of the Assignor, the Optionor is the beneficial owner of a 100% undivided interest in and to the Taurus Property and has the right to dispose of and to give good marketable title to the Assignor of a 100% right, title and interest in and to the Taurus Property, free and clear of all liens, charges and encumbrances, except as described in the Option Agreement; and

(h) there is no litigation, proceeding or investigation pending or threatened against the Assignor or, to the best of the knowledge of the Assignor, against the Optionor respecting the Option Agreement or the Taurus Property, nor does the Assignor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the Option Agreement or the Taurus Property.

Assignee's Representations, Warranties and Covenants

3.2 The Assignee represents, warrants and covenants with the Assignor and the Optionor that:

(a) the Assignee has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) the Assignee has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Assignee;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Assignee, any shareholders' or directors' resolutions, or of any indenture, other agreement, written or oral, to which the Assignee may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignee is bound, or any statute or regulation applicable to the Assignee;

(d) the Assignee will be bound by the Option Agreement and carry out all of the duties, rights and obligations of the Assignor set out in the Option Agreement; and

(e) the Assignee will hold the Option subject to the rights of the Optionors as if the Assignee had executed the Option Agreement as a party of the first part.

Optionor's Representations, Warranties and Covenants

3.3 The Optionor represents, warrants and covenants with the Assignor and the Assignee that:

(a) the Optionor has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) the Optionor has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Optionor;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Optionor, any shareholders' or directors' resolutions, or of any indenture, other agreement, written or oral, to which the Optionor may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Optionor is bound, or any statute or regulation applicable to the Optionor;

(d) the Option Agreement is a valid and subsisting agreement;

(e) to the best of knowledge of the Optionor, the Taurus Property is free and clear of all liens, charges, and encumbrances, except as set out in the Option Agreement;

(f) the Optionor is the beneficial owner of a 100% undivided interest in and to the Taurus Property and has the right to dispose of and to give good marketable title to the Assignor of a 100% right, title and interest in and to the Taurus Property, free and clear of all liens, charges and encumbrances, except as described in the Option Agreement; and

(g) there is no litigation, environmental liability, proceeding or investigation pending or threatened against the Optionor respecting the Option Agreement or the Taurus Property, nor does the Assignor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the Option Agreement or the Taurus Property.

Waiver and Survival

3.4 Each representation and warranty provided herein is for the exclusive benefit of the party to or with whom or which it is given, and a misrepresentation or breach of warranty may be waived by that party in whole or in part at any time without prejudice to that party's rights in respect of any other misrepresentation or breach of the same or any other representation or warranty, and the representations and warranties contained herein will survive the execution hereof.

PART 4
MISCELLANEOUS

Sections and Subheadings

4.1 The headings of this Agreement are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

Governing Law

4.2 This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the Courts of the Province of British Columbia.

Notices

4.3 All notices, requests, demands or other communications by the parties required or permitted to be given by one party to another will be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other party as follows:

(a) if to the Assignor at:

Suite 1600 – 409 Granville Street
Vancouver, British Columbia, V6C 1T2

Attention: Chief Financial Officer
Facsimile: (604) 279-8605

(b) if to the Assignee at:

Suite 1818 – 701 West Georgia Street
Vancouver, British Columbia, V7Y 1C6

Attention: Chief Financial Officer
Facsimile: (604) 629-0923

with a separate copy to (which will not constitute notice hereunder):

Lang Michener LLP
1055 West Georgia Street
Vancouver, British Columbia, V6E 4N7

Attention: Desmond Balakrishnan
Facsimile: (604) 893-2373

(c) if to the Optionor at:

Suite 305 – 675 West Hastings Street
Vancouver, British Columbia, V6B 1N2

Attention: Giulio Bonifacio
Facsimile: (604) 676-2461

or at such other address or telecopier number as may be given by any party to the other in writing from time to time and such notices, requests, demands or other communications will be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and received at or prior to 5:00 p.m. local time and if not on the next business day (any day that is not Saturday, Sunday or a statutory holiday in Vancouver, British Columbia) and if mailed, on the date received as certified.

Time of the Essence

4.4 Time will be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement will operate as a waiver of this provision.

Assignability

4.5 No party may assign this Agreement or any part hereof without the prior written consent of the other party which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, but no other person.

Further Acts

4.6 The parties shall do such further and other acts and execute such further and other documents as may be necessary to carry out the true intent and purposes of this Agreement fully and effectively.

Regulatory Approval

4.7 This Agreement shall be subject to all necessary approvals of all securities regulatory authorities having jurisdiction.

Entire Agreement

4.8 This Agreement constitutes the entire agreement among the parties with respect to all of the matters herein. This Agreement supersedes any and all agreements, understandings and representations made among the parties prior to the date hereof. This Agreement will not be amended except by a memorandum in writing signed by all of the parties and any amendment hereof will be null and void and will not be binding upon any party which has not given its consent as aforesaid.

Invalidity

4.9 In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof will be severable from the remainder of this Agreement.

Counterparts

4.10 This Agreement may be executed in counterparts, in original form or by electronic facsimile, each of which will be deemed to be an original, and all of which taken together will constitute a single instrument, with the same effect as if the signatures thereto were upon the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HAWTHORNE GOLD CORP.

Per: ______________________
Authorized Signatory

Per: ______________________
Authorized Signatory

CUSAC GOLD MINES LTD.

Per: ______________________
Authorized Signatory

Per: ______________________
Authorized Signatory

Invalidity

4.9 In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof will be severable from the remainder of this Agreement.

Counterparts

4.10 This Agreement may be executed in counterparts, in original form or by electronic facsimile, each of which will be deemed to be an original, and all of which taken together will constitute a single instrument, with the same effect as if the signatures thereto were upon the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HAWTHORNE GOLD CORP.

Per: ________________________
Authorized Signatory

Per: ________________________
Authorized Signatory

CUSAC GOLD MINES LTD.

Per: ________________________
Authorized Signatory

Per: ________________________
Authorized Signatory

AMERICAN BONANZA GOLD CORP.

Per: ______________________________
Authorized Signatory

Per: ______________________________
Authorized Signatory

EXHIBIT "A"

MINERAL PROPERTY OPTION AGREEMENT

(SEE NEXT PAGE)

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT made as of June 7, 2007.

BETWEEN:

AMERICAN BONANZA GOLD CORP., a body corporate duly incorporated under the laws of the Province of British Columbia and having an office for business at Suite 305 - 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2;

(the "Optionor")

OF THE FIRST PART

AND:

CUSAC GOLD MINES LTD., a corporation duly incorporated pursuant to the laws of the Province of British Columbia and having an office for business at Suite 1600 - 409 Granville Street, Vancouver, British Columbia, V6C 1T2

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. Optionor is the beneficial owner of 46 contiguous mineral tenures comprising approximately 2,325 hectares located in the Liard Mining Division, Province of British Columbia which are more particularly described in the attached Schedule "A" (the "Property"); and

B. Optionor has agreed to grant an exclusive option to the Optionee to acquire a 100% right, title and interest in and to the Property, subject to the Underlying Royalty pursuant to the Underlying Agreement over that part of the Property more particularly described in Schedule "B", all on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of Ten Dollars ($10.00) now paid by Optionee to Optionor and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the Optionor, the parties agree as follows:

PART 1

DEFINITIONS

1.1 Definitions. The following terms, wherever used in this Agreement, shall have the meanings set forth below:

(a) **"Acts"** means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including title to, and Exploration and Development Operations on, the Property;

(b) **"Affiliate"** shall have the meaning attributed to it in the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

(c) **"Approval Date"** means the date on which the Optionee receives final acceptance for filing for this transaction from the Exchange;

(d) **"Closing"** means the date to be agreed upon between the parties which date shall not be later than fourteen (14) days after the Approval Date;

(e) **"Commercial Production"** means:

(i) if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at least 60% of its rated concentrating capacity; or

(ii) if a mill is not located on the Property, the last day of a period of 10 consecutive days during which ore has been shipped from the Property on at least one day for the purpose of earning revenues;

(f) **"Exchange"** means the Toronto Stock Exchange;

(g) **"Exploration and Development Operations"** means every kind of work done on or in respect of the Property or the product derived from the Property during the Term by, on the behalf of or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, bulk sampling (which shall be limited to 10,000 tonnes for the purpose of heap leach testing or in all other cases 1,000 tonnes of mineral bearing rock and shall only be for the purpose of testing and not for resale of the Minerals obtained from such bulk sample) and processing such samples; shaft-sinking, raising, cross-cutting and drifting (only to the extent necessary to obtain bulk samples for testing); searching for, digging, trucking, sampling, working and procuring minerals (for bulk samples only), including stone, crushed rock or aggregate, ores and metals, and all other work usually considered to be prospecting, exploration and development work, including carrying out a feasibility study; in paying

wages and salaries of workers engaged in work on the Property and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; exploration and development reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(h) **"Minerals""** shall mean the end products derived from the Property;

(i) **"Option"** means the option to acquire a 100% of the right, title and interest in and to the Property as provided in Part 4 hereof;

(j) **"Option Term"** or **"Term"** means the period during the term of this Agreement from the date hereof to and including the earlier of:

(i) the date of termination of the Option under Part 9;

(ii) the date of exercise of the Option; and

(iii) the second anniversary of the Approval Date;

(k) **"Property"** means all of the mineral tenures more particularly described in Schedule "A" hereto, and all mining leases and other mining interests derived from any such tenures, any reference to any mineral tenure comprised in the Property to include any mineral leases or other interests into which the mineral tenure may have been converted;

(l) **"Regulatory Approval"** means the issue in writing to the Optionee of final acceptance of this Agreement by the Exchange;

(m) **"this Agreement"** refers to and collectively includes this Mineral Property Option Agreement and every schedule attached hereto;

(n) **"Underlying Agreement"** means the agreement dated August 26, 1993 made between Sable Resources Ltd. and Hera Resources Inc. attached hereto as Schedule "C";

(o) **"Underlying Royalty"** means a 2.5% net smelter return royalty to Sable Resources Ltd. pursuant to the terms of the Underlying Agreement;

(p) **"Underlying Royalty Holder"** means Sable Resources Ltd. as provided in the Underlying Agreement; and

(q) **"Wardrop Report"** means the report prepared by Wardrop Engineering Inc. for the

Optionor titled "Technical Report on the Taurus Project, Liard Mining District, British Columbia, Resource Estimate and Metallurgical Review" dated February 6, 2006.

1.2 Headings. The headings of this Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

1.3 Number and Gender. Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4 Governing Law. This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of the Province of British Columbia shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of the Province of British Columbia.

1.5 Currency. All references to currency in this Agreement are references to the lawful currency of Canada unless otherwise specifically stated.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1 Optionor's representations, warranties and covenants. Optionor represents and warrants to and covenants with Optionee that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is, under the laws of British Columbia legally entitled to hold the Property and all mineral tenures comprised therein, and all Property rights held by it and will remain so entitled until all interests in the Property being earned by the Optionee hereunder have been so earned and duly transferred to the Optionee as contemplated hereby;

(b) it is, and at the time of each transfer to the Optionee of an undivided interest in mineral tenures comprising the Property, it will be, the recorded holder or its lawful assign and the beneficial owner of all of the mineral tenures comprising the Property free and clear of all liens, charges and claims of others, save and except the Underlying Royalty, and no taxes, bonds or rentals are due in respect of any thereof;

(c) to the knowledge of the Optionor, the mineral tenures comprising the Property have been duly and validly located and recorded, and are in good standing in the office of the mining recorder or such other applicable regulatory agency having jurisdiction over the Property or the Optionee and Optionor's respective interests therein,

(d) there is no adverse claim or challenge against or to the ownership of or title to any of the mineral tenures comprising the Property, nor to the knowledge of Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Underlying Royalty Holder, pursuant to the Underlying Agreement, has any royalty or other interest whatsoever in production from any of the mineral tenures comprising the Property;

(e) it has filed all reports required with the applicable regulatory agencies to keep the Property in good standing including all reclamation reports and to the knowledge of the Optionor has carried out all requirements of the regulatory agencies with respect to the Property as specified by permits received or otherwise and there are no unfulfilled obligations with respect to the Property including outstanding environmental issues concerning the Property and there are no outstanding defaults of regulatory requirements, nor any regulatory warnings, claims against bonds provided with respect to the Property or regulatory actions pending or threatened against the Property or the Optionor in connection with environmental or other matters relating to the Property, except as disclosed in writing to the Optionee;

(f) the Property is the materially same property that is the subject of the Wardrop Report and the Optionor has not removed or permitted to be removed from the Property any mineralized material, other than for testing purposes, since the site visit by the authors in connection with the preparation of the Wardrop Report with respect to which no representation or warranty is made by the Optionor to the Optionee as to its accuracy or completeness. No information concerning the Property has come to the attention of the Optionor which, if known to the authors of the Wardrop Report, could reasonably be expected to cause them to change their recommendations and conclusions concerning the Property;

(g) it has duly obtained all necessary corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its constating documents, or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Optionor is a party or by which it is bound or to which it may be subject;

(h) no proceedings are pending for, and Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Optionor or the placing of Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(i) all of the terms and obligations of the Underlying Agreement, other than the Underlying Royalty, have been fully satisfied and upon assumption of the Underlying Agreement by the Optionee pursuant to the terms hereof, Optionor covenants to indemnify and save the Optionee harmless with respect to any and all costs, claims,

liabilities and expenses incurred by the Optionee with respect to any obligations arising out of the Underlying Agreement save and except for obligations arising with respect to the Underlying Royalty; and

2.2 Waiver and survival. The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof.

PART 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONEE

3.1 Optionee's representations, warranties and covenants. The Optionee represents and warrants to and covenants with Optionor that:

(a) the Optionee has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia,

(b) the Optionee is a reporting issuer or its equivalent in good standing in the provinces of British Columbia and Ontario and its issued securities are posted for trading on the Exchange. To the knowledge of the Optionee, the Optionee's public disclosure record as reflected on SEDAR is true and complete as of the date hereof. The Optionee covenants that it will use its commercial best efforts to maintain itself in good standing with the applicable securities regulatory authorities and to maintain its issued securities listed and posted for trading on the Exchange for the Term of this Agreement plus two years;

(c) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its constating documents, or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Optionee is a party or by which it is bound or to which it may be subject; and

(d) no proceedings are pending for, and Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Optionee or the placing of Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

3.2 Waiver and survival. The representations and warranties contained in §3.1 are provided for the exclusive benefit of Optionor, must remain true throughout the Term hereof and a breach of

any one or more thereof may be waived by Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof.

PART 4

ACQUISITION AND EXERCISE OF THE OPTION

4.1 Grant of the Option to earn interest. Subject to Regulatory Approval, the Optionor grants to the Optionee the sole and immediate working right and option with respect to the Property, for the Term, to purchase a One Hundred Percent (100%) right, title and interest in and to the Property (the "Option") free and clear of all charges, encumbrances and claims, save and except for the Underlying Royalty. This Option may be exercised in the manner referred to in §4.9.

4.2 Exercise of Option. In order to maintain in force the working right and Option granted to it, and to exercise the Option, the Optionee must:

Cash Payment

(a) pay to the Optionor a total of Six Million Dollars ($6,000,000), in cash, in the amounts and at the times as follows:

(i) One Million Five Hundred Thousand Dollars ($1,500,000) on or before the date which is six (6) months following the Approval Date;

(ii) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before the date which is twelve months (12) following the Approval Date;

(iii) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before the date which is eighteen (18) months following the Approval Date; and

(iv) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before the date which is twenty-four (24) months following the Approval Date;

Share Issuances

(b) (i) issue to the Optionor at Closing a total of One Million Five Hundred Thousand (1,500,000) common shares in the capital of the Optionee;

(ii) subject to section 4.5 below, issue to the Optionor an additional One Million Five Hundred Thousand (1,500,000) common shares in the capital of the Optionee on or before the date which is twenty-four (24) months following

the Approval Date; and

the number and class of shares shall be appropriately adjusted in the event of any share split, reclassification, stock dividend, or other distribution applicable to all holders of the class of shares on a pro rata basis (other than a distribution pursuant to a rights offering or other equity financing undertaken by the Optionee, the grant or exercise of incentive stock options or the issuance and exercise of share purchase warrants) or any merger or reorganization, including a share consolidation, so as to give the Optionor a number of adjusted shares as if the shares required under (b) (i) and (b) (ii) were issued immediately prior to such event. All shares shall be issued as fully paid and non assessable and shall be subject only to the hold periods contemplated herein. The Option may not be exercised if at the time of delivery of any shares they are not listed on the Exchange or are subject to any other restriction, encumbrance or third party interest, other than any restriction, encumbrance or third party interest created by, or arising out of events relating solely to, the Optionor; and

Property Assessment Work

(c) maintain the Property in good standing during the Term by paying, or causing to be paid, to the Optionor, or on the Optionor's behalf as the Optionee may determine, all payments and taxes required by the applicable regulatory authorities to be paid with respect to the Property and perform, or pay cash in lieu thereof, all assessment work required to carried out on the Property by the applicable regulatory authorities.

4.3 Payment on Feasibility or Commercial Production. In addition to the Option payments to be made by the Optionee to the Optionor as described in section 4.2 above, within sixty (60) days of the earlier of:

(a) the date the Optionee receives a feasibility study recommending that the Property be placed in Commercial Production; and

(b) the Property being placed into Commercial Production;

the Optionee shall to pay to the Optionor Three Million Dollars ($3,000,000) (the "Feasibility Payment") in cash.

This obligation to pay the Feasibility Payment to the Optionor shall survive the exercise of the Option by the Optionee and continue for Fifty (50) years thereafter. The Optionee covenants to require any transferee of its interest in the Property in that 50 year period, as a condition for the transfer, to assume this obligation and to covenant to require any subsequent transferees to likewise assume the obligation. The Optionor shall be entitled to register this obligation against the Property by way of registration of this Agreement against the tenures comprising the Property or in any other reasonable manner.

4.4 Bonus Payment on Gold Increase. Subject to section 4.5 below, if during the Twenty-Four

(24) month period following the Approval Date the price of gold quoted as the London Afternoon Gold Fix in United States Dollars closes at or above US$800 per ounce for a period of One Hundred (100) consecutive trading days, the Optionee will pay to the Optionor:

(a) under subsection 4.2(a), an additional One Million Dollars ($1,000,000) in cash on or before the earlier of:

(i) the date which is twenty-four (24) months following the Approval Date; and

(ii) the date the Optionee makes the last required cash payment pursuant to subsection 4.2(a);

thereby increasing to Seven Million Dollars ($7,000,000) in total the payments to be made to the Optionor pursuant to subsection 4.2(a); and

(b) under section 4.3, concurrently with the payment to be made under section 4.3, an additional One Million Dollars ($1,000,000) in cash increasing to Four Million Dollars ($4,000,000) in total the payment to be made to the Optionor pursuant to section 4.3.

4.5 Acceleration of Option Payments. The Optionee may accelerate any or all of the payments or obligations set out in section 4.2. Should the Optionee accelerate the cash payments of $6,000,000 described in subsection 4.2(a) such that the total amount is paid to the Optionor on or before the date that is Twelve (12) months following the Approval Date, then the total consideration to be paid by the Optionoee to the Optionor shall be limited to the following:

(a) $6,000,000, in cash, pursuant to subsection 4.2(a);

(b) One Million Five Hundred Thousand (1,500,000) common shares in the capital of the Optionee pursuant to paragraph 4.2(b)(i); and

(c) $3,000,000, in cash, pursuant to subsection 4.3;

and the provisions of paragraph 4.2(b)(ii) and section 4.4 will terminate and have no further application or force or effect.

4.6 Hold Period on Securities Issued.

The Optionor and the Optionee agree that the 1,500,000 shares to be issued to the Optionor by the Optionee pursuant to:

(a) subparagraph 4.2(b)(i) shall be restricted from trading for a period of Twelve (12) months from the date of issue of the shares; and

(b) subparagraph 4.2(b)(ii) shall be restricted from trading for a period of Four (4) months from the date of issue of the shares; and

each certificate representing the shares shall be endorsed with a legend setting out such applicable restriction from trading.

4.7 Voting of Securities Issued to Optionor. The Optionor agrees and covenants with the Optionee that with respect to the shares issued hereunder to the Optionor:

(a) the Optionor will not at any meeting of the shareholders, or on a resolution in lieu of a meeting, vote those shares in opposition to the recommendations and/or nominees of management of the Optionee;

(b) the Optionor, with respect to any meeting of the shareholders of the Optionee called to elect directors for the Optionee, will neither nominate nor support the nomination of any slate of directors nominated to compete with the slate of directors nominated by management of the Optionee; and

(c) notwithstanding the foregoing, nothing in this Agreement shall restrict the Optionor, in its sole discretion, from selling or otherwise dealing with the shares received as consideration hereunder upon expiration of the hold periods described in section 4.6.

4.8 Working right. During the Term, the Optionee shall have the sole and exclusive working right to enter on and conduct Exploration and Development Operations on the Property as the Optionee in its sole discretion may decide. The Optionee shall have quiet and exclusive possession from the date of this agreement and thereafter during the currency of the working right and Option, with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Exploration and Development Operations in searching for minerals in such manner as the Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary and proper and the right to remove therefrom rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing, assaying and milling, provided that such removal shall not consist of a bulk sample in excess of 10,000 tonnes for the purpose of heap leach testing or, in all other cases, 1,000 tonnes of mineral bearing rock and shall only be for the purpose of testing and not for resale of the Minerals obtained from such bulk sample . All Exploration and Development Operations conducted by the Optionee shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation.

4.9 Notice of Exercise of Option. The Optionee may at any time after it has paid the cash payments referred to in subsection 4.2(a), issued the securities pursuant to paragraphs 4.2(b)(i) and (ii), if applicable, and maintained the Property as set out in 4.2(c) hereof exercise the Option by delivering a notice of exercise to the Optionor. Should the Optionor accept the notice of exercise, such acceptance not to be unreasonably withheld, then the 100% right, title and interest in and to the Property will vest in the Optionee free and clear of all charges, encumbrances and

claims, save and except for the Underlying Royalty. In the event of exercise of the Option hereunder, coincident therewith the Optionee agrees to accept an assignment of the Underlying Agreement and all obligations there under, which the Optionor covenants in paragraph 2.1(i) to consist solely of the Underlying Royalty, and to hold Optionor harmless from any claim under it with respect to the Underlying Royalty. From the time Optionee exercises the Option, should Optionee do so, Optionee shall have acquired the Property absolutely and will indemnify Optionor for any and all environmental and other claims of any kind or nature made in respect of the Property or activities in connection therewith arising from any matter subsequent to the date hereof. Optionor will continue to be responsible for and will indemnify Optionee for any and all environmental and other claims of any kind or nature made in respect of the Property or activities in connection therewith arising from any matter prior to the date hereof.

4.10 Transfer of Title. During the Term and until the right, title and interest in and to the Property shall vest in the Optionee pursuant to the provisions of section 4.9 herein; the Optionor shall hold the title to the Property subject to the Optionee's rights herein. Should the Optionee exercise the Option hereunder, the Optionor will thereupon execute and deliver a registerable Bill of Sale on the Mineral Titles Online system transferring one hundred percent (100%) right, title and interest in and to the Property to the Optionee within 10 days of such exercise of the Option by Optionee. Optionor shall also assign all its interest in the Underlying Agreement and Optionee shall accept such assignment and indemnify and save harmless the Optionor from any claim thereunder with respect to the Underlying Royalty.

PART 5

OBLIGATIONS OF OPTIONEE DURING OPTION TERM

5.1 Maintenance of Property. During the Option Term the Optionee will maintain in good standing those mineral tenures comprising the Property that are in good standing on the date hereof by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral tenures free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee, at which time the default provisions of Part 9 shall apply, and Optionor shall retain the right to cure any defect in title or tenure to keep the Property in good standing in the event that Optionee fails to do so. Optionor covenants to immediately upon receipt, provide to Optionee any notice received from any government agency or third party alleging any non-compliance with any law or agreement and Optionee shall be provided the first opportunity to cure such non-compliance and shall be provided reasonable time in which to do so whereafter Optionor retains the right to cure any such non-compliance at the sole cost of Optionee.

5.2 Optionor access to Property. During the Option Term the Optionee will permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times, provided that Optionor agrees to indemnify the Optionee against, and to save it harmless from, all costs, claims, liabilities and expenses that the

Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of Optionor while on the Property;

5.3 Workmanship, reclamation. During the Option Term the Optionee will do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any applicable governmental authority including conducting all reclamation required by the applicable regulatory authorities with respect to the work conducted by the Optionee on the Property;

5.4 Abandonment. The Optionee may at any time, during the Term, abandon any one or more of the tenures (the "Abandoned Tenures") which comprise the Property. The Optionee shall give the Optionor notice in writing Ninety (90) days prior to any abandonment (the "Notice of Abandonment"). Any tenures abandoned by the Optionee pursuant to this section shall be in good standing at the time of abandonment for a period of at least 180 days unless otherwise consented to in writing by the Optionor. Upon delivery of the Notice of Abandonment to the Optionor, the Abandoned Tenures will for all purposes of this Agreement cease to form part of the Property subject to this Agreement, and Optionor shall have the right to continue to maintain the Abandoned Tenures for its own account, not to be subject to this Agreement.

5.5 Indemnity. The Optionee will indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses incurred by the Optionor and arising out of the Optionee's activities on the Property and, without limiting the generality of the foregoing will, during the Option Term, carry, and will cause any of its independent contractors to carry, not less than $1 million in third party liability insurance in respect of operations conducted on the Property by or on behalf of the Optionee, such insurance to be for the benefit of the Optionee and the Optionor as their interests appear. The Optionee will furnish evidence of such insurance to the Optionor on request.

PART 6

TERMINATION OF OPTION

6.1 Optionee requirements. If the Option is terminated otherwise than upon the exercise thereof pursuant to §4.9, the Optionee will keep in good standing for a period of at least 180 days after the termination of the Option Period those mineral tenures comprised in the Property that are in good standing on the date hereof and any other mineral tenures comprised in the Property that the Optionee brings into good standing after the date hereof including completing all reclamation required by the applicable regulatory authorities with respect to the work conducted by the Optionee on the Property within six months of termination. The Parties agree that this reclamation obligation of Optionee shall survive termination and Optionor shall have the right to seek recourse from Optionee through any means to ensure that Optionee's reclamation obligations are fulfilled.

6.2 Equipment. In the event that the Optionee abandons the working right and Option granted to it under §4.1, all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought on the Property, either before or during the period of the working right

and Option, must be removed by the Optionee at any time not later than six months after the abandonment of the working right and Option. Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the six-month period shall be at the Optionee's sole risk and, if not removed after the six-month period, shall become the property of the Optionor, at its sole election.

6.3 Information. If the Optionee abandons the working right and Option granted to it under §4.1, the Optionee shall, on request, provide the Optionor, at no cost to the Optionor, with a copy of all non-interpretative reports, maps, plans, drill logs and surveys of all work pertaining to the Property provided that the Optionee does not warrant the accuracy of those reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.

PART 7

CONFIDENTIAL INFORMATION

7.1 Treatment of information. No information furnished by the Optionee to Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of product derived from the Property, will be published by Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

7.2 Reporting. Optionee shall provide Optionor comprehensive reports describing its activities on the Property annually during the Term.

PART 8

ARBITRATION

8.1 Matters for referral to arbitration. All questions or matters in dispute with respect to the subject matter of this Agreement will be submitted to arbitration pursuant to the terms hereof.

8.2 Notice of referral to arbitration. It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration gives not less than 30 days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

8.3 Expiry of notice. On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in §8.4.

8.4 Appointment of arbitrators. The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 15 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 15 days after the appointment of the last appointed arbitrator, unanimously

agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

8.5 Failure to act. If the other party will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the parties will be unable to agree on the appointment of the chairman, the chairman will be appointed under the provision of the *Commercial Arbitration Act* (British Columbia).

8.6 Arbitration procedures. Except as specifically otherwise provided in this Part 8, the arbitration herein provided for will be conducted in accordance with such Act.

8.7 Fixing time and place. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this Part 8.

8.8 Award in writing. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce it to writing, and deliver one copy thereof to each of the parties.

8.9 Expenses. The expense of the arbitration will be paid as specified in the award.

8.10 Binding award. The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

PART 9

DEFAULT AND TERMINATION

9.1 Notice of default - General. Notwithstanding Part 4, if at any time during the Option Term the Optionee fails to perform any obligation required to be performed hereunder, other than the payment obligations set out in Sections 4.2, 4.3 and 4.4, or is in breach of a warranty or covenant given herein, which failure or breach materially interferes with the implementation of this Agreement, Optionor may terminate this Agreement but only if:

(a) it first gives to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty or covenant breached; and

(b) the Optionee does not, within 30 days after delivery of such notice of default, cure such default or commence proceedings to cure such default by appropriate payment or performance (the Optionee hereby agreeing that should the Optionee so begin to cure any default the Optionee will prosecute such curing to completion without undue delay).

9.2 Notice of default - Payments. Notwithstanding any other provision of this Agreement, should the Optionee fail to satisfy any of the payment obligations set out in Sections 4.2, 4.3 or 4.4, Optionor may terminate this Agreement but only if:

(a) it first gives to the Optionee a notice of default containing particulars of the payment obligation which the Optionee has not performed; and

(b) the Optionee does not, within 5 days after delivery of such notice of default, cure such default by making the appropriate payment.

No additional period after the Approval Date shall be granted should Optionee require any further Exchange approvals to issue any subsequent issuances of shares or make any other payment.

9.3 Termination. Should the Optionee fail to comply with the provisions of §9.1(b) or §9.2(b), Optionor may thereafter terminate this Agreement, and the provisions of Part 6 will then be applicable.

9.4 All Payments Non-refundable. In the event of termination hereunder, all payments and share issuances made hereunder are not refundable and any obligations of Optionee arising prior to such termination shall remain in full force and effect.

PART 10

GENERAL

10.1 Assignment of interest. During the term of this Option, the Optionor and Optionee shall not, except as set out herein, sell, transfer nor assign this Agreement or their right or beneficial interest in the Property without the consent of the other party, which shall not be unreasonably withheld. Either party shall be permitted to assign this Agreement to an Affiliate on the assigning party providing a guarantee, in form satisfactory to the other party, of the obligations of that Affiliate under this Agreement. Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Agreement. Upon an assignment by the Optionee to an Affiliate, the Optionee will remain obligated to make the payments in shares specified in Section 4.2 from shares in its treasury.

10.2 Encumbrances. During the Term of this Option, the Optionor and Optionee shall not pledge, mortgage, charge or otherwise encumber their beneficial interest in the Property or their rights under this Agreement without the consent of the other party. Optionor acknowledges that the Optionee has entered into a general security agreement with respect to all of its personal property then owned, and after acquired, pursuant to a debenture financing undertaken by the Optionee in 2006.

10.3 Further assurances. The parties shall, without further consideration, from time to time execute and deliver, or cause to be executed and delivered, further instruments and assurances as may be reasonably required to reflect the terms hereof, including for registering or recording

changes in ownership interests in the Property including electronic transfers or registrations as required from time to time on the Mineral Titles Online system of the government of British Columbia.

10.4 Limitation of obligations of Optionee. It is understood and agreed that:

(a) nothing contained in this Agreement, nor any payment made, shares issued, Exploration and Development Operations conducted or expenditures incurred by the Optionee on or in connection with the Property or part of it, nor the doing of any act or thing by the Optionee under the terms of this Agreement shall obligate the Optionee to do anything else under this Agreement other than to issue shares, make payments, incur Expenditures and maintain the Property to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement;

(b) subject to the terms of this Agreement, the Optionee may at any time abandon the working right and Option granted to it under §4.1; and

(c) in the event that the Optionee abandons the working right and Option granted to it under §4.1, the liabilities and obligations of the Optionee shall cease with respect to the Property except that the Optionee shall remain liable for any and all liabilities or obligations arising directly or indirectly from the actions of the Optionee in conducting work or having conducted work on the Property and the provisions of Part 6 herein, as applicable.

10.5 Time. Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.

10.6 Entire agreement. With respect to the subject-matter of this Agreement, this Agreement:

(a) sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b) supersedes all prior understandings and communications between the parties or any of them, oral or written; and

(c) constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this Agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

10.7 Notices. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and

delivered or sent by prepaid registered mail to the parties, at following respective addresses:

Optionor:

American Bonanza Gold Corp.
#305 - 675 West Hastings Street
Vancouver, British Columbia
V6B 1N2

Attention: Guilio T. Bonifacio, Executive Vice President and CFO

And to its Counsel:

Lang Michener LLP
1055 West Georgia Street
Suite 1500
Vancouver, BC V6E 4N7

Attention: Cory Kent

Optionee:

Cusac Gold Mines Ltd.
409 Granville Street
Suite 1600
Vancouver, BC V6C 1T2

Attention: David H. Brett, President and CEO

And to its Counsel:

Douglas Eacrett
409 Granville Street
Vancouver, BC V6C 1T2

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received

reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

10.9 Benefit of successors. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement effective as of the day and year first above written.

AMERICAN BONANZA GOLD CORP.
By its authorized signatory:

Authorized Signatory

CUSAC GOLD MINES LTD.
By its authorized signatory:

Authorized Signatory

SCHEDULE "A"

To the Mineral Property Option Agreement Between American Bonanza Gold Corp. and Cusac Gold Mines Ltd. dated June 7, 2007

Tenure Number	Claim Name	Map Number	Good To Date	Mining Division	Area	Tag Number
221785	HANNA 9	104P022	2007/sep/11	LIARD	225.0	19067
221900	PORTAL 2	104P022	2007/sep/11	LIARD	225.0	41466
221901	PORTAL 1	104P022	2007/sep/11	LIARD	375.0	41465
222080	MM 1 FR.	104P022	2007/sep/11	LIARD	25.0	41467
226142	MACK #1	104P022	2007/sep/11	LIARD	25.0	2599
226143	MACK #2	104P022	2007/sep/11	LIARD	25.0	2600
226144	MACK #3	104P022	2007/sep/11	LIARD	25.0	2601
226145	MACK #4	104P022	2007/sep/11	LIARD	25.0	2602
226146	HOPEFULL #1	104P022	2007/sep/11	LIARD	25.0	2607
226147	HOPEFULL #2	104P022	2007/sep/11	LIARD	25.0	2608
226148	HOPEFULL #3	104P022	2007/sep/11	LIARD	25.0	2609
226149	HOPEFULL #4	104P022	2007/sep/11	LIARD	25.0	2610
226150	HILLSIDE	104P022	2007/sep/11	LIARD	25.0	2633
226151	HIGHGRADE	104P022	2007/sep/11	LIARD	25.0	2630
226207	THRUSH	104P022	2007/sep/11	LIARD	25.0	241446
226208	COPCO #1	104P022	2007/sep/11	LIARD	25.0	355002
226209	COPCO #2	104P022	2007/sep/11	LIARD	25.0	355003
226210	COPCO #3	104P022	2007/sep/11	LIARD	25.0	355006
226211	COPCO #4	104P022	2007/sep/11	LIARD	25.0	355007
226212	COPCO #5	104P022	2007/sep/11	LIARD	25.0	355004
226213	COPCO #6	104P022	2007/sep/11	LIARD	25.0	355005
227201	ROY 1	104P022	2007/sep/11	LIARD	25.0	148039M
227202	ROY 2	104P022	2007/sep/11	LIARD	25.0	148040M
227203	ROY 3	104P022	2007/sep/11	LIARD	25.0	148041M
227204	ROY 4	104P022	2007/sep/11	LIARD	25.0	148042M
227536	TOD #7	104P022	2007/sep/11	LIARD	25.0	859986
227537	TOD #8	104P022	2007/sep/11	LIARD	25.0	859987
227694	ATLAS #1	104P022	2007/sep/11	LIARD	25.0	431545M
227695	ATLAS #2	104P022	2007/sep/11	LIARD	25.0	431546M
227696	ATLAS #3	104P022	2007/sep/11	LIARD	25.0	431547M
227697	ATLAS #4	104P022	2007/sep/11	LIARD	25.0	431548M
227698	ATLAS #5	104P022	2007/sep/11	LIARD	25.0	431549M
227699	ATLAS #6	104P022	2007/sep/11	LIARD	25.0	431550M
227700	ATLAS #7	104P022	2007/sep/11	LIARD	25.0	431551M
227701	ATLAS #8	104P022	2007/sep/11	LIARD	25.0	431552M
227702	ATLAS #9	104P022	2007/sep/11	LIARD	25.0	431553M
227703	ATLAS #10	104P022	2007/sep/11	LIARD	25.0	431554M
227704	ATLAS #11	104P022	2007/sep/11	LIARD	25.0	431555M
227705	ATLAS #12 FRACTIONAL	104P022	2007/sep/11	LIARD	25.0	431556M
227706	DOR #1	104P022	2007/sep/11	LIARD	25.0	372824M
331105	MISS DAISY 1	104P022	2007/sep/11	LIARD	25.0	658604M
331106	MISS DAISY 2	104P022	2007/sep/11	LIARD	25.0	658603M
331167	BES 1	104P022	2007/sep/11	LIARD	25.0	658606M
331168	BES 2	104P022	2007/sep/11	LIARD	25.0	658607M
332630	TOR 2	104P022	2007/sep/11	LIARD	450.0	120591
395270	FIREWEED	104P022	2007/sep/11	LIARD	25.0	713665M

Internet Mapping Framework


556495
510766
510788
517075
517092
510751
517020
221900
537128
517048
221785
511359
541940
511229
227202
227703
227704
227702
227708
227537
227700
226143
226145
226142
226146
226149
226148
510750
332630
226207
104P.032
547377
1992
1993
501587
1841
1939
1783
Map center: 59° 16' 53" N, 129° 41' 36" W
0
600
1200 m.
ABANDONED
PIT (ABANDONNED)
PIT (ABANDONNED)
ABANDONED PIT
PIT
RAPIDS
Rapids


Fort St. John
Terrace
Quesnel
Williams Lake
Vancouver
Victoria

Legend

- Indian Reserves
- National Parks
- Parks
- Mineral Titles Grid (LRDW)
- Mineral Tenures (Mineral - LRDW)
  - Mineral Claim
  - Mineral Lease
- Reserves (Mineral - LRDW Sites)
  - Placer Claim Designation
  - Placer Lease Designation
  - No Staking Reserve
  - Conditional Reserve
  - Release Required Reserve
  - Surface Restriction
  - Recreation Area
  - Others
- Integrated Cadastral Fabric
- BCGS Grid
- Contours (1:250K)
  - Contour - Index
  - Contour - Intermediate
  - Areaof Exclusion
  - Areaof Indefinite Contours
- Annotation (1:20K)
- Transportation - Points (TRIM)
  - Helipad
- Transportation - Lines (TRIM)
  - Airfield
  - Airport
  - Airstrip
  - Airport.Abandoned
  - Ferry Route
  - Road (Gravel Undivided) - 1 Lane

Scale: 1:34,053

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

SCHEDULE "B"

To the Mineral Property Option Agreement
Between American Bonanza Gold Corp. and Cusac Gold Mines Ltd.
dated June 7, 2007

Tenures Subject to 2.5% Net Smelter Return Royalty to Sable Resources Ltd.

Tenure Number	Claim Name	Map Number	Good To Date	Mining Division	Area	Tag Number
226142	MACK #1	104P022	2007/sep/11	LIARD	25.0	2599
226143	MACK #2	104P022	2007/sep/11	LIARD	25.0	2600
226144	MACK #3	104P022	2007/sep/11	LIARD	25.0	2601
226145	MACK #4	104P022	2007/sep/11	LIARD	25.0	2602
226146	HOPEFULL #1	104P022	2007/sep/11	LIARD	25.0	2607
226147	HOPEFULL #2	104P022	2007/sep/11	LIARD	25.0	2608
226148	HOPEFULL #3	104P022	2007/sep/11	LIARD	25.0	2609
226149	HOPEFULL #4	104P022	2007/sep/11	LIARD	25.0	2610
226150	HILLSIDE	104P022	2007/sep/11	LIARD	25.0	2633
226151	HIGHGRADE	104P022	2007/sep/11	LIARD	25.0	2630

SCHEDULE "C"

To the Mineral Property Option Agreement Between American Bonanza Gold Corp. and Cusac Gold Mines Ltd. dated June 7, 2007

THIS AGREEMENT made as of the 26th day of August, 1993

AMONG:

SABLE RESOURCES LTD., a body corporate, duly incorporated under the laws of the province of British Columbia and having an office at Suite 1100 - 625 Howe Street, Vancouver, British Columbia, V6C 2T6

(hereinafter called "Sable")

OF THE FIRST PART

AND:

HERA RESOURCES INC., a body corporate, duly incorporated under the laws of the Province of British Columbia and having an office at Suite 1200 - 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9

(hereinafter called "Hera")

OF THE SECOND PART

WHEREAS:

A. International Taurus Resources Inc. ("Taurus") is the owner and operator of mineral properties located in the province of British Columbia and more particularly described in Schedule "A" attached (the "Schedule "A" Properties");

B. The Schedule "A" Properties have an operating mining facility located on or under them, which facility is commonly known as the Taurus Gold Mine;

C. Taurus is in need of funding for further exploration and start-up of the Taurus Gold Mine;

D. Sable is the holder of at least 1,200,000 common shares of Taurus (the "Shares") and has agreed to sell the Shares to Hera and to cause the control of the Board of Directors of Taurus to be changed to nominees of Hera;

E. Sable will be acquiring at least 1,086,256 common shares from the treasury of Taurus pursuant to a debt settlement (the "Debt Shares") and has agreed to sell the Debt Shares to Hera;

F. Sable is the holder of the mining properties more particularly described in Schedule "B" (hereinafter called the "Sable Properties");

G. Sable has agreed to forgive all debt owing and other consideration payable by Taurus to Sable in respect of the Sable Properties, and to transfer those properties to Taurus in consideration of a 2.5% net smelter return royalty.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1. Sable hereby represents and warrants to Hera that:

   (i) the Schedule "A" Properties are beneficially owned by Taurus free and clear of all encumbrances except those that may have been previously disclosed to Hera in writing;

   (ii) the most recently completed Quarterly Report of Taurus contains full true and plain disclosure of all pertinent financial information concerning Taurus;

   (iii) the financial condition of Taurus has not materially changed since the date of the most recently completed Quarterly Report of Taurus;

   (iv) Sable owns the Shares free and clear of all encumbrances and has the right to transfer the Shares to Hera subject only to regulatory approval being obtained;

   (v) Taurus and Sable have agreed that Taurus will issue the Debt Shares to Sable in settlement of certain indebtedness of Taurus to Sable and, upon the issuance of the Debt Shares, Sable will have the right to transfer the Debt Shares to Hera free and clear of all encumbrances, subject only to regulatory approval being obtained; and

   (vi) Sable is the holder of the Sable Properties free and clear of all encumbrances except those that may have been previously disclosed to Hera in writing.

2. The closing of the transaction contemplated hereby shall be held following Hera, Sable and Taurus receiving regulatory approval in writing to the terms of this Agreement and to the issuance of the Debt Shares. Closing shall be held at the office of Maynard E. Brown, Barrister and Solicitor, 1800 - 999 West Hastings Street, Vancouver, British Columbia, at 2:00 P.M. on the fifth business day following the foregoing date of regulatory approval unless the parties otherwise agree to an alternate date. For the purposed of this Agreement, the date of closing shall hereinafter be referred to as "Closing".

3. Sable hereby sells to Hera and Hera hereby purchases from Sable the Shares and the Debt Shares for and in consideration of the sum of $300,000 payable at Closing.

4. Title to the Shares and the Debt Shares shall vest unto Hera on Closing and certificates for the Shares and the Debt Shares shall be delivered to Hera at Closing.

5. In consideration of Hera purchasing the foregoing shares of Taurus, Sable hereby agrees:

   (i) to take such action as is necessary to cause the control of the Board of Directors of Taurus to be changed so that such control will rest with nominees of Hera immediately prior to Closing. In this regard, Hera agrees to provide the names of its nominees to the Board of Taurus together with validly executed Consent to Act as Director forms as required under the Company Act of British Columbia prior to Closing. For greater certainty, Hera shall not be obligated to close any transactions contemplated hereunder unless or until Sable has caused the control of the Board of Directors to change as aforesaid; and

   (ii) to transfer the Sable Properties to Taurus at Closing free and clear of all encumbrances except for a 2.5% net smelter return royalty which shall be reserved unto Sable. For greater certainty, at Closing Sable shall be deemed to have

forgiven Taurus from the payment of any sums then or thereafter owing by Taurus to Sable in respect of all matters, including the Sable Properties, and Taurus shall grant Sable a 2.5% net smelter return royalty with respect to the Sable Properties.

6. At Closing, the parties shall deliver the following documents:

(a) Hera shall tender:

(i) to Taurus the executed consents of the Directors nominated by Hera for appointment of the Board of Taurus; and

(ii) to Sable, a cheque in the amount of $300,000 payable to Sable;

(b) Sable shall tender:

(i) to Maynard E. Brown certificates representing the Shares and the Debt Shares signed off and guaranteed for transfer in a form which will be acceptable to the Registrar and Transfer Agent of Taurus, together with a resolution, or certified copy thereof, of the Board of Directors of Sable authorizing the transfer of the foregoing shares from Sable to Hera:

(ii) to Taurus duly executed transfers of the Sable Properties in a form acceptable for registration by the appropriate Mining Recorder's Office so as to effectively transfer the Sable Properties to Taurus free and clear of all encumbrances except for the aforementioned 2.5% net smelter return royalty; and

(iii) to Hera a copy of the appropriate approvals of the Vancouver Stock Exchange to the issuance of the Debt Shares, the transfer of the Sable Properties and the terms of this Agreement;

(c) Taurus shall tender the resignations of a sufficient number of the existing directors of Taurus, together with a resolution signed by the remaining director or directors, in a form acceptable to Hera, appointing the nominees of Hera to the Board of Directors of Taurus; and

(d) Hera shall tender to each of Sable and Taurus a copy of the appropriate approval of the Vancouver Stock Exchange to the purchase of the Shares and the Debt Shares.

7. During the currency of this Agreement, Sable hereby agrees to protect title to the Schedule "A" Properties and the Sable Properties, all in order that on Closing, Taurus shall be the holder of these properties free and clear of all encumbrances except as hereinbefore referred to, all so that Hera shall have the benefit of exploitation of the Schedule "A" and the Sable Properties from and after Closing.

8. The parties hereto hereby agree to execute all such further documents as reasonably may be required in order to evidence the true intent of the parties hereunder.

9. The completion of the terms of this Agreement by Hera, Taurus and Sable is subject to the regulatory approval being obtained.

10. This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

11. Any notice under this Agreement shall be given only in writing and must be delivered, sent by telecopier or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by such party in writing. If notice is sent by telecopier or is delivered, it will be deemed to have been given at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice. If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telecopier or shall be delivered.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective hands and seals or corporate seals, as the case may be, both as of the day and year first above written.

SABLE RESOURCES LTD.

Per:

Authorized Signatory

Per:

Authorized Signatory

HERA RESOURCES LTD.

Per:

Authorized Signatory

Per:

Authorized Signatory

SCHEDULE "A"

International Taurus Resources Ltd. is the owner of 100% interest in the following mineral claims:

Claim Name	Record No.	Expiry Date
Copco 1 - 6	8213 - 8218	September 29, 1995
Atlas 1 - 12	69566 - 69577	March 21, 1995
Roy 1 - 4	55511 - 55514	September 14, 1995
Tod 7 - 8	57648 - 57649	October 30, 1995
Thrush	7329	September 11, 1995
Roy Fr.	8515	July 11, 1995
Dor	69692	April 13, 1995
Portal 1 (15 units)	1046	October 9, 1996
Portal 2 (9 units)	1045	October 9, 1996
M M 1 Fr. (North Half)	1744	November 28, 1997
Hanna 9 (9 units)	664	September 19, 1996

SCHEDULE "B"

Sable is the owner of a 100% interest in the following mineral claims (the "Sable Properties"):

Claim Name	Record No.	Expiry Date
Mack 1-4	515 - 518	October 2, 1994
Highgrade	929	November 2, 1994
Hillside	928	November 2, 1994
Hopeful 1 - 4	523 - 526	October 2, 1994

End of Exhibit "B" to the Mineral Option Amending Agreement between Hawthorne Gold Corp. and American Bonanza Gold Corp. dated effective the 22nd day of December, 2008.

6485-01/200690.D2:5/31103